EXHIBIT 10.17
CHANGE IN CONTROL AGREEMENT
     This Change in Control Agreement (“Agreement”) is made effective as of March 13, 2006, by and between Restore Medical Inc., a Minnesota corporation (the “Company”), and John Foster, an individual resident of Minnesota (the “Employee”).
     WHEREAS, the Company desires to employ Employee as its Senior Vice President of Commercial Operations, and Employee desires to accept such employment and designation, both subject to the terms and conditions of this Agreement;
     WHEREAS, the parties have decided it is in their mutual best interests to memorialize in writing certain terms and conditions of the employment relationship between them; and
     WHEREAS, Employee understands that nothing in this Agreement creates any guarantee of continuous employment with the Company, and that Employee’s employment may be terminated by either the Company or Employee at any time, upon such notice as may be required in this Agreement;
     NOW, THEREFORE, in consideration of Employee’s employment with the Company and the foregoing premises, the mutual covenants set forth below, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and Employee agree as follows.
     1. Term of Agreement. As set forth herein, the parties’ respective obligations under this Agreement shall commence on March 13, 2006, and shall extend indefinitely until this Agreement is terminated by either party according to Section 4 below (the “Term”), provided, however, that any provision in this Agreement that by its terms survives expiration of this Agreement shall so survive and Employee shall continue to be bound by the terms of each such provision for the time period set forth therein. The Employee shall be employed on an at-will basis. This Agreement is not, and shall not be construed as, an employment contract affecting in any way the duration of the Employee’s employment or any terms and conditions thereof except those set forth herein. As set forth below, the Employee and the Company may terminate their employment relationship at any time, for any reason or for no reason, with cause or without cause.
     2. Position and Duties. During the Term, the Employee agrees to serve as Senior Vice President of Commercial Operations, subject and reporting to the President and Chief Executive Officer (“CEO”). The Employee agrees to perform such reasonable duties and responsibilities as are customary for the Employee’s position and such other duties and responsibilities that may be assigned by the President and CEO from time to time. During the Term, the Employee agrees to serve Company faithfully and to the best of the Employee’s ability and to devote the Employee’s full business time, attention and efforts to the business and affairs of Company (exclusive of any period of vacation, sick, disability, or other leave to which Employee is entitled) during normal business hours. The principal place of employment and the location of Employee’s principal office and normal place of work shall be within the Minneapolis-St. Paul Metropolitan Area. Employee will be expected to travel to other locations, as necessary, in the performance of Employee’s duties during the term of this Agreement.

     3. Compensation and Benefits.
     (a) Base Salary. During the Term, the Company shall pay the Employee a “Base Salary” of $17,853.33 monthly, which equates to an annualized Base Salary of $214,240.00, paid in accordance with the Company’s regular payroll procedures, policies, and practices and subject to all required deductions, withholdings, and reporting obligations. Employee’s Base Salary may be reviewed by the Company from time to time for potential increases on the basis of the Employee’s performance and the financial standing of the Company.
     (b) Additional Performance Incentive. In addition to Base Salary, the Employee will be eligible to receive an additional performance incentive pursuant to the Company’s Management Incentive Plan, as such plan may be amended from time to time. Employee’s target bonus under the Management Incentive Plan shall be 25% of Base Salary. The details of Employee’s eligibility for and receipt of this additional performance incentive shall be governed by the terms and conditions of the Management Incentive Plan.
     (c) Other Employee Benefits. During the Employee’s employment with the Company, the Employee shall be entitled to participate in the retirement and health and welfare benefits offered generally by the Company to its employees, including medical, dental, flexible spending account, group life, group disability, and 401(k), to the extent that the Employee’s position, tenure, salary, health, and other qualifications make the Employee eligible to participate. The Employee’s participation in such benefits shall be subject to the terms of the applicable plans, as the same may be amended from time to time. The Company does not guarantee the adoption or continuance of any particular employee benefit during the Employee’s employment, and nothing in this Agreement is intended to, or shall in any way restrict the right of the Company, to amend, modify or terminate any of its benefits during the Term of this Agreement. The Employee also will be eligible for the benefits described in the Company’s Executive Compensation Plan, subject to the terms of such Plan, as the same may be amended from time to time. The value of any such benefits the Employee receives shall be imputed and reported to the Employee as income, as required.
     4. Termination of Employment.
     (a) By the Company, at Any Time, With Cause. At any time during the Term, the Company may terminate the Employee’s employment for Cause. In the event of a termination with Cause, the Company’s obligations to the Employee hereunder shall terminate, except as to amounts already vested or earned by but unpaid to the Employee as of the date of termination.
     (b) By the Company, at Any Time Prior to a Change in Control, Without Cause. The Company may terminate the Employee’s employment at any time without Cause. In the event such a termination without Cause occurs at any time prior to a Change in Control occurring during the Term, in addition to amounts already vested or earned by but unpaid to the Employee as of the date of termination, the Employee shall be entitled to receive six (6) months Base Salary continuation, paid according to the Company’s normal payroll schedule and subject to all required withholdings and reporting obligations. The Company shall also provide the Employee and his current family members with continued group health coverage, including medical and dental coverage, as otherwise required under applicable continuation law and the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §§ 1161-1168; 26 U.S.C. § 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”). Provided that Employee makes the necessary COBRA elections, the Company will pay the total applicable premium cost for such medical and dental COBRA continuation coverage for Employee and his family for a period of up to 6 months commencing on the date of termination of employment; provided, however, that the Company’s obligation to pay for such premiums shall terminate if (i) Employee or his wife becomes covered under another company’s like benefit plan; (ii) Employee is eligible (whether or not covered) under Medicare; or (iii) Employee dies. Such COBRA premiums paid on Employee’s behalf will be imputed to Employee as income, as required by law. After expiration of the 6 month period in which the Company pays the above-described premiums, if necessary, Employee will be responsible for payment of such premiums for as long a period as is allowable under applicable law.
     (c) By the Company, at Any Time Following a Change in Control, Without Cause. In the event that a termination without Cause occurs following the closing date of the last transaction necessary to effect a Change in Control occurring during the Term, in addition to amounts already vested or earned by but unpaid to the Employee as of the date of termination, the Employee shall be entitled to receive twelve (12) months Base Salary continuation, paid according to the Company’s normal payroll schedule and subject to all required withholdings and reporting obligations. The Company shall also provide the Employee and his current family members with continued group health coverage, including medical and dental coverage, as otherwise required under applicable continuation law and the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §§ 1161-1168; 26 U.S.C. § 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”). Provided that Employee makes the necessary COBRA elections, the Company will pay the total applicable premium cost for such medical and dental COBRA continuation coverage for Employee and his family for a period of up to 12 months commencing on the date of termination of employment; provided, however, that the Company’s obligation to pay for such premiums shall terminate if (i) Employee or his wife becomes covered under another company’s like benefit plan; (ii) Employee is eligible (whether or not covered) under Medicare; or (iii) Employee dies. Such COBRA premiums paid on Employee’s behalf will be imputed to Employee as income, as required by law. After expiration of the 12 month period in which the Company pays the above-described premiums, if necessary, Employee will be responsible for payment of such premiums for as long a period as is allowable under applicable law.
     (d) By the Employee, at Any Time Following a Change in Control, as the Result of a Constructive Termination. In the event that a Constructive Termination occurs at any time during the Term and following the closing date of the last transaction necessary to effect a Change in Control occurring during the Term, in addition to amounts already vested or earned by but unpaid to the Employee as of the date of termination, the Employee shall be entitled to receive twelve (12) months Base Salary continuation, paid according to the Company’s normal payroll schedule and subject to all required withholdings and reporting obligations. The Company shall also provide the Employee and his current family members with continued group health coverage, including medical and dental coverage, as otherwise required under applicable continuation law and the Consolidated Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §§ 1161-1168; 26 U.S.C. § 4980B(f), as amended, and all applicable regulations (referred to collectively as “COBRA”). Provided that Employee makes the necessary COBRA elections, the Company will pay the total applicable premium cost for such medical and dental COBRA continuation coverage for Employee and his family for a period of up to twelve (12) months commencing on the date of termination of employment; provided, however, that the Company’s obligation to pay for such premiums shall terminate if (i) Employee or his wife becomes covered under another company’s like benefit plan; (ii) Employee is eligible (whether or not covered) under Medicare; or (iii) Employee dies. Such COBRA premiums paid on Employee’s behalf will be imputed to Employee as income, as required by law. After expiration of the 12-month period in which the Company pays the above-described premiums, if necessary, Employee will be responsible for payment of such premiums for as long a period as is allowable under applicable law.
     (e) Due to Employee’s Death or Disability. This Agreement shall terminate immediately upon the Employee’s death or upon a finding by the Company’s Board of Directors, in its sole discretion and subject to applicable law, that the Employee is unable to carry out the Employee’s essential job functions to any substantial degree by reason of Disability (as defined in Section 6(d) below). In either such case, the Company’s obligations to the Employee hereunder shall terminate, except as to amounts already vested or earned by but unpaid to Employee as of that date.
     5.  Section 409A Compliance. The Company will, to the extent necessary and only to the extent necessary, modify the timing of delivery of severance benefits if the Company determines that the timing would subject the severance benefits to any additional tax or interest assessed under Section 409A of the Internal Revenue Code. In such event, the payments will occur as soon as practicable without causing the severance benefits to trigger such additional tax or interest under Section 409A of the Internal Revenue Code.
     6. Definitions.
     (a) A “Change in Control” shall be deemed to have occurred if:
     (i) Any “person” (as such term is used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) who did not own shares of the capital stock of the Company on the date of grant of the Option shall, together with his, her or its “Affiliates” and “Associates” (as such terms are defined in Rule 12b-2 promulgated under the Exchange Act), become the “Beneficial Owner” (as such term is defined in Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities (any such person being hereinafter referred to as an “Acquiring Person”);
     (ii) The “Continuing Directors” (as hereinafter defined) shall cease to constitute a majority of the Company’s Board of Directors; or
     (iii) There should occur (A) any consolidation or merger involving the Company and the Company shall not be the continuing or surviving corporation or the shares of the Company’s capital stock shall be converted into cash, securities or other property; provided, however, that this subclause (A) shall not apply to a merger or consolidation in which (i) the Company is the surviving corporation and (ii) the shareholders of the Company immediately prior to the transaction have the same proportionate ownership of the capital stock of the surviving corporation immediately after the transaction; (B) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of the Company; or (C) any liquidation or dissolution of the Company.
     (b) “Termination” shall mean separation from service as defined by Section 409A of the Internal Revenue Code.
     (c) “Constructive Termination” shall mean the occurrence of any of the following events, except for the occurrence of such an event in connection with the termination or reassignment of the Employee’s employment by the Company for Cause or due to the Employee’s death or disability or otherwise approved by the Employee in writing:
     (i) A material diminution in the Employee’s job responsibilities or duties as they existed immediately prior to a Change in Control;
     (ii) A reduction by the Company in the Employee’s Base Salary as in effect immediately prior to a Change in Control;
     (iii) Relocation, following a Change in Control, of the Company’s principal office more than 40 miles from its current location; or
     (iv) Any other material breach of this Agreement by the Company, following a Change in Control, which is not cured within 30 days after written notice thereof from the Employee.
     (d) “Cause” shall mean termination by the Company of the Employee’s employment based upon:
     (i) Repeated violations by the Employee of any of his duties or his repeated failures or omissions to carry out lawful and reasonable orders which, in the reasonable judgment of the Company, are willful and deliberate and which are not cured within a reasonable period after the Employee’s receipt of written notice thereof from the Company;

     (ii) Any act or acts of personal dishonesty by the Employee and intended to result in the personal enrichment of the Employee at the expense of the Company;
     (iii) Any willful and deliberate misconduct that is materially and demonstrably injurious to the Company; or
     (iv) Any criminal indictment, presentment, or conviction for a felony, whether or not the Company is the victim of such offense.
     (e) “Disability” shall mean any physical or mental condition which causes the Employee to fail to perform the Employee’s essential job functions on behalf of the Company over a period of 90 days during any 180 day period. The existence or nonexistence of the Employee’s disability will be determined in good faith and subject to applicable law by the Board of Directors, after giving notice in writing to the Employee at least 30 days prior to such determination. During such 30 day period, the Employee shall be permitted to make a presentation to the Board of Directors for its consideration.
     (f) “Continuing Director” shall mean any person who is a member of the Board of Directors of the Company, while such person is a member of the Board of Directors, who is not an Acquiring Person, or a representative of an Acquiring Person or any such Affiliate or Associate, and who:
     (i) was a member of the Board of Directors on the date of this Agreement as first written above; or
     (ii) subsequently becomes a member of the Board of Directors, if such person’s initial nomination for election or initial election to the Board of Directors is recommended or approved by a majority of the Continuing Directors. For purposes of this Section 5(e), “Affiliate” and “Associate” shall have the respective meanings described to such terms in Rule 12-b-2 promulgated under the Exchange Act.
     7. Successors and Binding Agreement.
     (a) This Agreement may be transferred, in whole or in part, by the Company to its successors and assigns, and the Employee will remain bound to fulfill the Employee’s obligations hereunder. The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure to obtain such assumption and agreement prior to the effective date of any such succession shall be a breach of this Agreement and shall entitled Employee to the rights and benefits from the Company in the same amount and on the same terms as if Employee’s employment had been terminated by the Company, within twelve (12) months following a Change in Control, without Cause.

     (b) The Agreement is personal to the Employee, and the Employee may not assign or transfer any part of his rights or duties hereunder, or any compensation due to him hereunder, to any other person. Notwithstanding the foregoing, this Agreement shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, heirs, distributees, devicees, and legatees.
     8. Limitation of Damages. If for any reason the Employee believes the severance provisions of this Agreement have not been properly adhered to by the Company, and if, pursuant to Sections 9 and 13 hereof, it is determined that the Company has not, in fact, properly adhered to the severance provisions of this Agreement, the sole and exclusive remedy to which the Employee is entitled is the severance payment to which the Employee is entitled under the provisions of this Agreement, which, in the case of stock options, means the right to exercise such options according to the original terms of the grant but not a monetary payment in lieu of such stock options.
     9. Dispute Resolution. Except as provided in Subsection 9(d) hereof, any controversy, claim, or dispute arising out of or relating to the making, performance, breach, termination, expiration, application, or meaning of this Agreement shall be resolved exclusively by arbitration before the American Arbitration Association in Minneapolis, Minnesota, pursuant to the American Arbitration Association’s rules then in effect. In the event that Employee terminates employment claiming Constructive Termination, which claim is disputed by the Company, or the Company terminates Employee’s employment for Cause, which claim is disputed by Employee, Employee shall receive severance benefits at 50% of the specified rate until the dispute is resolved in arbitration or for 12 months, whichever comes first. If Employee prevails in such a dispute, the Company shall pay full severance benefits to Employee, less any partial severance benefits already paid. If the Company prevails, the Company’s obligation to pay Employee severance benefits immediately shall cease and Employee shall repay any severance benefits already paid and agree to a lien on any shares held by Employee in the Company to secure this repayment obligation, with the exact number of shares subject to the lien determined based on the most recent fair market value determination done by or on behalf of the Board. In either case, the duration of any of the applicable restrictive covenants described in Section 8(d) below shall run from the original date of termination.
     (a) The decision of the arbitrator(s) shall be final and binding on both parties. Judgment on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. In the event of submission of any dispute to arbitration, each party shall, not later than 30 days prior to the date set for hearing, provide to the other party and to the arbitrator(s) a copy of all exhibits upon which the party intends to rely at the hearing and a list of all persons whom the party intends to call as witnesses at the hearing.
     (b) The arbitrator(s) shall strictly adhere to the sole and exclusive remedy set forth in Section 8 hereof and may not award or assess punitive damages against either party. The arbitrator shall, however, have the authority to award the prevailing party its reasonable attorneys’ fees incurred in the arbitration.
     (c) Each party shall bear its own costs and expenses of the arbitration and one-half (1/2) of the fees and costs of the arbitrator(s).

     (d) This Section 9 shall have no application to claims by the Company asserting violation of or seeking to enforce, by injunction or otherwise, the terms of the Nondisclosure and Noncompetition Agreement (“Nondisclosure Agreement”) between the parties, which Nondisclosure Agreement, to the extent not inconsistent with any of the provisions in this Agreement, is hereby incorporated by reference and made a part of this Agreement. Such claims may be maintained by the Company in a lawsuit in a court of competent jurisdiction.
     10. Modification; Waiver. No provisions of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in a writing signed by the Employee and such officer as may be specifically designated by the Board of Directors of the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.
     11. Notice. All notices, requests, demands, and all other communications required or permitted by either party to the other party by this Agreement (including, without limitation, any notice of termination of employment) shall be in writing and shall be deemed to have been duly given when delivered personally or received by certified or registered mail, return receipt requested, postage prepaid, at the address listed below:

If to:	Restore Medical, Inc.
2800 Patton Road
St. Paul, MN 55113
Attention: Board of Directors

	If to:	Employee
9549 Hillingdon Rd
Woodbury, Minnesota 55125
     Either party hereto may change its address for purposes of this Section 11 by giving 15 days’ prior written notice to the other party hereto.
     12. Severability. If any term or provision of this Agreement or the application hereof to any person or circumstances shall to any extent be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be effected thereby, and each term and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.
     13. Governing Law. This Agreement has been executed and delivered in the State of Minnesota and shall in all respects be governed by, and construed and enforced in accordance with, the laws of the State of Minnesota, including all matters of construction, validity, and performance.

     14. Effect of Agreement; Entire Agreement. The Company and the Employee understand and agree that this Agreement is intended to reflect their agreement only with respect to the subject matter hereof and is not intended to create any obligation on the part of either party to continue employment. This Agreement supersedes any and all other oral or written agreements or policies made relating to the subject matter hereof and constitutes the entire agreement of the parties relating to the subject matter hereof, provided that this Agreement shall not supersede or limit in any way the Employee’s rights under any benefit plan, program, or arrangements in accordance with their terms. Nor shall this Agreement supersede or limit in any way the Employee’s obligations and the Company’s rights under the parties’ prior Nondisclosure Agreement, as incorporated by reference in Section 9(d) above.
     IN WITNESS WHEREOF, the Company and the Employee have executed this Agreement as of the date first written above.
Restore Medical Inc.

By:	/s/ J. Robert Paulson, Jr.	/s/ John Foster

	Name: J. Robert Paulson, Jr.	John Foster
Title: President & CEO

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